[Letterhead of Rothstein, Kass & Company, P.C.]

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Westway Group, Inc. (Commission File No. 000-52642)

We have read the statements that we understand Westway Group, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.